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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Sharper Image Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 8, 2003

TO THE STOCKHOLDERS OF
SHARPER IMAGE CORPORATION:

        You are cordially invited to attend the Annual Meeting of Stockholders of Sharper Image Corporation (the "Company") on June 3, 2003 at 10:00 a.m., which will be held at the World Trade Club, 1 Ferry Plaza, San Francisco, California 94111.

        Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. At the Annual Meeting, we will present a report on the progress of the Company during the past year.

        Accompanying this Proxy Statement is our 2002 Annual Report to Stockholders.

        We hope that you will attend the Annual Meeting. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope so that your shares will be represented at the Annual Meeting.

Sincerely yours,
RICHARD THALHEIMER Founder, Chairman of the Board, and Chief Executive Officer

    YOUR VOTE IS IMPORTANT

            In order to assure your representation at the Annual Meeting, you are requested to complete, sign, and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).
            If you are shareholder of record you can grant a proxy over the Internet or telephone by following the instructions on the proxy card.

SHARPER IMAGE CORPORATION
650 Davis Street
San Francisco, California 94111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 3, 2003

        The Annual Meeting of Stockholders of Sharper Image Corporation (the "Company") will be held at the World Trade Club, 1 Ferry Plaza, San Francisco, California 94111, on Tuesday, June 3, 2003, at 10:00 a.m., for the following purposes:

  1.
  To elect Directors to serve until the next Annual Meeting and until their successors have been elected and qualified;

  2.
  To ratify the selection of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending January 31, 2004; and

  3.
  To transact any other business which may properly come before the meeting or any adjournments or postponements thereof.

        The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

        Stockholders of record at the close of business on April 14, 2003 will be entitled to vote at the Annual Meeting. Whether or not you plan to attend, please sign, date, and return the enclosed proxy in the envelope provided. The prompt return of your proxy card will assist us in preparing for the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
RICHARD THALHEIMER Founder, Chairman of the Board, and Chief Executive Officer

San Francisco, California
May 8, 2003

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS OF
SHARPER IMAGE CORPORATION
To Be Held June 3, 2003

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sharper Image Corporation, a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. at the World Trade Club, 1 Ferry Plaza, San Francisco, California 94111, on June 3, 2003 and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about May 8, 2003.

        The address of the principal executive office of the Company is 650 Davis Street, San Francisco, California 94111.

VOTING RIGHTS

        Only stockholders of record of the Company's Common Stock ("Common Stock") at the close of business on April 14, 2003 will be entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock entitles the holders thereof to one vote on each matter to come before the Annual Meeting. On April 14, 2003, there were 12,667,368 shares of Common Stock outstanding.

        The enclosed proxy is solicited by the Company's Board of Directors ("Board of Directors" or "Board") and, when returned properly completed, will be voted as you direct on your proxy card. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the proposals discussed herein and in the discretion of the proxy holders on other matters presented at the Annual Meeting. Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the Annual Meeting, then in the discretion of the proxy holder, shares represented by such proxies will be voted upon any other business. Abstentions and broker non-votes are each included in the number of shares present for quorum purposes. For the election of directors, the five candidates receiving the highest number of affirmative votes will be elected. Proposal 2 requires the affirmative vote of the outstanding voting shares of our common stock present or represented and entitled to vote at the Annual Meeting. For the election of directors, broker non-votes and votes marked "withheld" do not have the effect of a vote against the matter and will not affect the outcome of the election. For matters decided by a majority of shares present and entitled to vote on the matter, abstentions have the effect of a vote against the matter, but broker non-votes do not have the effect of a vote against the matter.

REVOCABILITY OF PROXIES

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting the shares covered by the proxy in person.

SOLICITATION OF PROXIES

        The entire cost of soliciting proxies will be borne by the Company. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, facsimile, e-mail, or other means by directors, officers, employees or agents of the Company who will not receive additional compensation for such solicitation. Copies of the solicitation material will be furnished to brokerage firms, fiduciaries and other custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. Such persons will be reimbursed by the Company for their reasonable expenses incurred in sending proxy material to beneficial owners of the Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

        At the Annual Meeting, five (5) Directors are to be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Set forth below is information regarding the nominees to the Board of Directors for election as Directors.

        It is intended that the proxies will be voted for the election as Directors of the five nominees named below, unless authority to vote for any such nominee is withheld. The five nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected. In the unanticipated event that a nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. Each nominee has agreed to serve if elected, and the Board of Directors is not aware of any nominee who is unable or will decline to serve as a Director.

Nominees to the Board of Directors

Name	Principal Occupation	Age
Richard Thalheimer	Founder, Chairman of the Board and Chief Executive Officer of Sharper Image Corporation	55
Alan Thalheimer	Retired Business Executive	77
Gerald Napier	Retired President, I. Magnin and Company	76
Morton David	Retired Chairman, Franklin Electronic Publishers Inc.	66
George James	Retired Senior Vice President and Chief Financial Officer, Levi Strauss & Co.	65

        RICHARD THALHEIMER is the founder of the Company and has served as Chief Executive Officer and as a Director of the Company since 1978 and as Chairman of the Board of Directors since 1985. Mr. Richard Thalheimer also served as President of the Company through July 1993.

        ALAN THALHEIMER has been a Director of the Company since June 1981 and was President of Thalheimer, Inc. or its predecessor from May 1981 until retiring in 1993. Mr. Alan Thalheimer is the father of Mr. Richard Thalheimer.

        GERALD NAPIER has been a Director of the Company since April 1997. Mr. Napier was the President of I. Magnin and Company from February 1982 until retiring in 1988. Mr. Napier was Senior Vice President of General Operations at Abraham and Straus from 1977 to 1982.

        MORTON DAVID has been a Director of the Company since January 1998. Mr. David was Chairman, President and Chief Executive Officer of Franklin Electronic Publishers, Inc. from May 1984 until his retirement in February 1998.

        GEORGE JAMES has been a Director of the Company since June 1999. Mr. James was Senior Vice President and Chief Financial Officer of Levi Strauss & Co. from 1985 until his retirement in 1998. Mr. James was Executive Vice President and Group President from 1984 to 1985, and was Executive Vice President and Chief Financial Officer from 1982 to 1983 at Crown Zellerbach Corporation. Mr. James was Senior Vice President and Chief Financial Officer from 1972 to 1982 with Arcata Corporation.

Recommendations of the Board of Directors

  The Board of Directors recommends a vote FOR all nominees listed above.

Board Meetings and Committees

        The Board of Directors of the Company held three meetings during fiscal 2002. Each Director attended more than seventy-five percent (75%) of the aggregate of (i) the total number of such meetings held during the fiscal year and (ii) the total number of meetings held by all committees of the Board on which such Director served as a member. The Board of Directors has an Audit Committee and a Compensation Committee.

        The Audit Committee of the Board was established in November 1987 and during fiscal 2002 consisted of Directors George James, Gerald Napier, and Morton David. The Audit Committee is responsible for recommending engagement of the Company's independent auditor, approving services performed by such accountants and reviewing internal accounting controls, audit plans and results, and financial reporting procedures. The Audit Committee held five meetings during fiscal 2002.

        The Board of Directors adopted and approved a charter for the Audit Committee in June 2000. The Board of Directors has determined that all members of the Audit Committee are "independent "as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers ("NASD").

        The Compensation Committee was established in November 1987 and during fiscal 2002 consisted of Directors Morton David, Gerald Napier and George James. The Compensation Committee is responsible for making and reviewing recommendations regarding employee compensation and administering the Company's Stock Option Plan (the "Option Plan"). The Compensation Committee held three meetings during fiscal 2002.

        The Board of Directors does not have a nominating committee or committee performing similar functions.

Director Remuneration

        During fiscal 2002, each of the Company's non-employee Directors was paid $2,000 for attending each regular meeting of the Board of Directors. The Company's non-employee directors were paid a quarterly retainer of $4,000 per quarter. Mr. James additionally was paid a quarterly retainer of $2,000 as chairman of the Audit Committee. The general policy of the Company is to reimburse Directors for all reasonable expenses incurred to attend each meeting of the Board of Directors. All Directors are also eligible to participate in certain of the Company's employee benefit plans after six month's service on the Board. The non-employee directors are granted automatic options at the start of each fiscal quarter under the Company's 2001 Stock Option Plan, which are immediately exercisable and subject to repurchase if the one year vesting requirement is not meant. On May 1, 2002, August 1, 2002, November 1, 2002 and February 1, 2003 each of the non-employee directors, Messrs. A Thalheimer, Napier, David and James, were granted an option to purchase 3,000 shares of Common Stock at an exercise price of $22.19, $14.86, $21.75 and $14.56, respectively. The shares subject to these options will vest upon the optionee's completion of one (1) year of Board service measured from the grant date.

SECURITY OWNERSHIP

        The following table sets forth the beneficial ownership of the Company's Common Stock as of April 24, 2003 by (i) all persons known by the Company to beneficially own more than five percent (5%) of its outstanding Common Stock, (ii) each Director, (iii) each of the Company's executive officers named in the Summary Compensation Table below, and (iv) all Directors and executive officers as a group. All shares are subject to the named person's sole voting and investment power except where otherwise indicated or where subject to applicable community property laws.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Richard Thalheimer	4,200,934	(2)	32.4%
Strong Capital Management	1,274,637	(3)	10.1%
Capital Research & Management	1,025,000	(4)	8.1%
Fidelity Management & Research Company	726,400	(5)	5.7%
William Blair & Company, LLC	692,350	(6)	5.5%
Alan Thalheimer	55,301	(7)	*
Morton David	59,000	(8)	*
Gerald Napier	52,000	(9)	*
George James	54,000	(10)	*
Tracy Wan	197,400	(11)	1.5%
Jeffrey Forgan	42,600	(12)	*
Gregory Alexander	64,600	(13)	*
Anthony Farrell	83,200	(14)	*
All Directors and executive officers as a Group (9 persons)	4,809,035	(15)	35.6%

*
Less than one percent of class.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 24, 2003 are deemed outstanding. Percentage of beneficial ownership is based upon 12,667,368 shares of common stock as of April 24, 2003 and assuming no exercise of the underwriters' over-allotment option. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the directors, executive officers and 5% stockholders in this table is as follows: c/o Sharper Image, 650 Davis Street, San Francisco, California 94111.

(2)
Includes 2,470,658 shares owned by The Richard J. Thalheimer Revocable Trust (including 100,000 shares which are subject to an offering), of which Mr. Richard Thalheimer is trustee and sole beneficiary; 235,000 shares owned by The Richard J. Thalheimer Children's Trust; 14,363 shares owned by the Richard and Elyse Thalheimer Irrevocable Trust of 1995; 183,673 shares owned by the Richard J. Thalheimer 1997 Annuity Trust, of which Mr. Richard Thalheimer is trustee; 268,722 shares owned by the Richard J. Thalheimer 1997 Grantor Annuity Trust, of which Mr. Richard Thalheimer is trustee; 523 shares owned by the Richard J. Thalheimer Irrevocable Trust of 1999; 730,195 shares owned by the Richard J. Thalheimer 2001 Annuity Trust (including 500,000 shares which are subject to an offering), of which Mr. Richard Thalheimer is trustee; and 297,800 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 24, 2003.

(3)
Strong Capital Management, a registered investment advisor, has shared dispositive power over 1,274,637 shares and shared voting power over 1,655,227 shares as of December 31, 2002. Strong Advisors Small Cap Fund, for which Strong Capital Management acts as an investment advisor, has sole dispositive power over 876,450 of these shares. Strong Capital Management's address is 100 Heritage Reserve, Menomonee, WI 53051.

(4)
Capital Research and Management, a registered investment advisor, has sole dispositive power over 1,025,000 shares as of December 31, 2002. Small Cap World Fund, Inc., for which Capital Research and Management acts as an investment advisor, has sole voting power over 775,000 of these shares. Capital Research and Management's address is 333 South Hope St., 55th Floor, Los Angeles, CA 90071.

(5)
Fidelity Management & Research Company, a registered investment advisor, has sole dispositive power over 726,400 shares as of December 31, 2002. Fidelity Advisors Small Cap Funds, for which Fidelity Management & Research Company acts as an investment advisor, has sole dispositive power over these shares. Fidelity Management & Research Company's address is 82 Devonshire St., Boston, MA 02109.

(6)
William Blair & Company, LLC, a registered broker and investment advisor, has sole dispositive power and voting power over 692,350 shares as of December 31, 2002. William Blair & Company, LLC's address is 222 West Adams St., Chicago, IL 60606.

(7)
Does not include 84,800 shares owned by Alan Thalheimer's wife. Includes 2,301 shares owned by Alan Thalheimer. Does not include 235,000 shares owned by The Richard J. Thalheimer Children's Trust, or 14,363 shares owned by the Richard and Elyse Thalheimer Irrevocable Trust of 1995, of which Mr. Alan Thalheimer is trustee. Includes 53,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 24, 2003, of which 12,000 shares are currently subject to repurchase by us at the exercise price if Mr. Thalheimer's Board service ends prior to vesting.

(8)
Includes 14,000 shares owned by Mr. Morton David. Includes 45,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 24, 2003, of which 12,000 shares are currently subject to repurchase by us at the exercise price if Mr. David's Board service ends prior to vesting.

(9)
Includes 23,000 shares owned by the Napier Family Trust, of which Mr. Gerald Napier is Trustee. Includes 29,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 24, 2003, of which 12,000 shares are currently subject to repurchase by us at the exercise price if Mr. Napier's Board service ends prior to vesting.

(10)
Includes 15,000 shares owned by Mr. George James. Includes 39,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 24, 2003, of which 12,000 shares are currently subject to repurchase by us at the exercise price if Mr. James' Board service ends prior to vesting.

(11)
Includes 197,400 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 24, 2003.

(12)
Includes 42,600 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 24, 2003.

(13)
Includes 64,600 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 24, 2003.

(14)
Includes 83,200 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 24, 2003.

(15)
Includes 851,600 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 24, 2003.

EQUITY COMPENSATION PLAN INFORMATION

        The Company has one equity based compensation plan, the 2000 Stock Incentive Plan approved by the security holders. The following table sets forth information as of January 31, 2003 of the Company's equity compensation plan.

Plan Category	Number of Securities to be issued Upon Exercise of Outstanding Options	Weighted-Average Per Share Exercise Price of Outstanding Options	Securities Number of Remaining Available for Issuance Under Future Equity Compensation Plan (Excluding Securities Reflected in the First Column)
Equity compensation plan approved by security holders	2,695,371	$9.83	188,863

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

        The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (hereafter referred to as the "named executive officers") serving in that capacity as of January 31, 2003:

Summary Compensation Table

Long-Term Compensation
	Fiscal Year Ended Jan. 31	Annual Compensation
Name and Principal Position				Securities Underlying Options (# of shares)	All Other Compensation($)(1)
		Salary($)	Bonus($)
Richard Thalheimer Founder, Chairman of the Board, and Chief Executive Officer	2003 2002 2001	850,000 750,000 678,703	1,041,600 -0- 710,000	139,000 shares 130,000 shares -0-	71,847 27,119 115,093
Tracy Wan President, Chief Operating Officer	2003 2002 2001	373,077 350,000 356,731	470,400 -0- 250,000	72,000 shares 55,000 shares -0-	17,168 1,048 28,567
Jeffrey Forgan Executive Vice President, Chief Financial Officer	2003 2002 2001	293,077 270,000 261,923	319,200 -0- 150,000	57,000 shares 21,000 shares -0-	9,759 1,048 7,313
Gregory Alexander Senior Vice President, Information Technology	2003 2002 2001	261,539 260,349 252,885	80,000 15,000 90,000	10,000 shares 18,000 shares -0-	13,345 1,048 19,243
Anthony Farrell Senior Vice President, Marketing	2003 2002 2001	261,539 250,722 243,269	80,000 15,000 90,000	10,000 shares 18,000 shares -0-	9,958 1,760 13,540

(1)
Represents the following amounts for the named executive officers for the fiscal year ended January 31, 2003: (i) the premiums paid on the life insurance coverage provided such individuals, (ii) the contribution made by the Company to match the salary deferral contribution made by the officer to the Company's 401(k) Savings plan, up to a maximum of $500, (iii) the imputed value for goods and services provided by the Company, (iv) profit-sharing paid by the Company, and (v) the cash value compensation of the split-dollar life insurance policy maintained for Mr. Thalheimer. The clause (v) dollar value was determined by the demand loan approach for the benefit provided by the whole life portion of the premium paid by the Company, projected on an actuarial basis.

        Fiscal year ended January 31, 2003:

Name	Profit Sharing Contributions($)	Life Insurance Premium($)	Matching 401(k) Contribution($)	Value of Goods and Services($)	Split-Dollar Life Insurance "Cash Value" Compensation($)
Richard Thalheimer	41,793	1,260	500	2,068	26,226
Tracy Wan	16,120	548	500	-0-	-0-
Jeffrey Forgan	8,437	822	500	-0-	-0-
Gregory Alexander	12,297	548	500	-0-	-0-
Anthony Farrell	8,198	1,260	500	-0-	-0-

Change in Control Arrangements

        The Compensation Committee as administrator of the Company's Stock Option Plan has the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and the Company's other executive officers or any unvested shares actually held by those individuals under those plans, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following an acquisition of the Company by merger or asset sale.

Option Grants in Last Fiscal Year

        The following table sets forth the information noted for all grants of stock options made to the named executive officers listed in the Summary Compensation Table during the fiscal year ended January 31, 2003. No stock appreciation rights were granted during such fiscal year.

Individual Grants
Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(5)
Percentage of Total Options Granted to Employees in Fiscal Year
Name	Options Granted(#)				Exercise or Base Price ($/SH(4))		Expiration Date
								5%($)	10%($)
Richard Thalheimer	75,000 64,000	(1) (3)	10.9 9.3	% %	$ $	11.95 14.91	2/15/12 7/26/12	$563,647 600,116	$1,428,392 1,520,813
Tracy Wan	45,000 27,000	(1) (3)	6.5 3.9	% %	$ $	11.95 14.91	2/15/12 7/26/12	338,188 253,174	857,035 641,593
Jeffrey Forgan	35,000 10,000 12,000	(1) (2) (3)	5.1 1.5 1.7	% % %	$ $ $	11.95 21.63 14.91	2/15/02 5/13/02 7/26/12	263,035 136,030 112,522	666,583 344,726 285,152
Greg Alexander	10,000	(3)	1.5%			$14.91	7/26/12	93,768	237,627
Anthony Farrell	10,000	(3)	1.5%			$14.91	7/26/12	93,768	237,627

(1)
The option grants have a maximum term of ten years, subject to earlier termination upon the optionee's cessation of service. The option grants became exercisable in five successive equal annual installments beginning January 31, 2003, provided the optionee continued in service. These options were granted February 15, 2002.

(2)
The option grant has a maximum term of ten years, subject to earlier termination upon the optionee's cessation of service. The option grant became exercisable in five successive equal annual installments beginning January 31, 2003, provided the optionee continues in service. These options were granted May 13, 2002.

(3)
The option grant has a maximum term of ten years, subject to earlier termination upon the optionee's cessation of service. The option grant became exercisable in five successive equal annual installments beginning January 31, 2003, provided the optionee continues in service. These options were granted July 26, 2002.

(4)
The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving same-day sale of the purchased shares.

(5)
There is no assurance that the actual stock price appreciation over the ten-year option term will be at those assumed rates or at any other level. Unless the market price of the Company's common stock does in fact appreciate over the option term, no value will be realized from the option grants.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

					Value of Unexercised In-The Money Options at Fiscal Year-End (Market price of shares at Fiscal Year-End ($14.46) less exercise price)($)
		Value Realized (Market price at exercise date less exercise price)($)
			Number of Unexercised Options at Fiscal Year-End(#)
Name	Shares acquired on exercise(#)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard Thalheimer	—	—	297,800	281,200	$2,117,300	$1,200,600
Tracy Wan	30,000	506,976	197,400	150,600	1,176,333	624,765
Jeffrey Forgan	44,400	488,511	42,600	91,000	166,902	322,259
Gregory Alexander	17,000	233,784	64,600	46,400	443,781	226,104
Anthony Farrell	—	—	83,200	44,800	618,587	217,368

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than ten-percent stockholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 31, 2003, all other Section 16(a) filing requirements applicable to its Officers, Directors and greater than ten-percent beneficial owners were complied with.

ANNUAL REPORT

        A copy of the Annual Report of the Company for fiscal 2002 has been mailed concurrently with this Proxy Statement to all Stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company's consolidated financial statements, its system of internal controls and the independence and performance of its internal and independent auditors. We also recommend to the Board of Directors, subject to shareholder ratification, the selection of the Company's independent auditors. The Committee is composed of three non-employee directors and operates under a written charter adopted and approved by the Board of Directors. Each Committee member is independent as defined by NASD listing standards.

        Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

        In this context, we held five meetings during fiscal 2002. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management and the Company's independent auditors, Deloitte & Touche LLP. We discussed with the Company's independent auditors the overall scope and plans for their audit. We met with the independent auditors, with and without management present, to discuss the results of their examination and their evaluations of the Company's internal controls.

        We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended January 31, 2003 with management and Deloitte & Touche LLP.

        We also discussed with the independent auditors matters required to be discussed with audit committees under auditing standards generally accepted in the United States of America, including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

        The Company's independent auditors also provided to us the written disclosures and the letter required by Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the Company. When considering Deloitte & Touche's independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence. Additionally, we reviewed among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services.

        Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended January 31, 2003 be included in the Company's Annual Report by reference on Form 10-K. We have also recommended the selection of the Company's independent auditors, and, based on our recommendation, the Board has selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ended January 31, 2004, subject to shareholder ratification.

        Submitted by the Company's Audit Committee of the Board of Directors:

      George James, Chairman, Audit Committee
      Gerald Napier, Member, Audit Committee
      Morton David, Member, Audit Committee

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors (the "Committee") administers the Company's compensation policies and programs. The Committee has responsibility for executive compensation matters, including setting the base salaries of the Company's executive officers, approving individual bonuses and bonus programs for executive officers, administering certain of the Company's employee benefit programs, and the administration of the Company's Stock Option Plan, under which grants may be made to executive officers and other key employees. The following is a summary of policies of the Committee that affects the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

        GENERAL COMPENSATION POLICY.    The overall policy of the Committee is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. One of the primary objectives is to have a substantial portion of each executive officer's compensation contingent upon the Company's financial success as well as upon such executive officer's own level of performance. Each executive officer's compensation package is generally comprised of three elements: (i) base salary, which is determined primarily on the basis of the individual's position and responsibilities and the level of the individual's performance, (ii) incentive performance awards payable in cash and tied to the Company's financial performance and individual performance, and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. Generally, as an executive officer's level of responsibility increases, a greater portion of such executive officer's total compensation will be dependent upon Company performance and stock price appreciation rather than base salary.

        FACTORS.    The principal factors considered in establishing the components of each executive officer's compensation package, other than the Chief Executive Officer, for the fiscal year ended January 31, 2003 are summarized below. The Committee may at its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

        Base Salary.    The base salary for each officer is set primarily on the basis of personal performance, level of responsibility, salary levels for comparable positions of other retailers (as estimated based on the Committee's knowledge of the retail industry), internal comparability considerations, and, to a lesser extent, on the financial performance of the Company.

        Incentive Compensation.    In 2001 the stockholders approved an Executive Bonus Plan, which was first implemented in the fiscal year ending January 31, 2002. For each fiscal year, the Compensation Committee selects executive officers to participate and establishes a target bonus for each eligible executive for the fiscal year, payable if a specified performance goal is satisfied for such fiscal year. The performance goal for each fiscal year is based on one of the following measures of Company performance: (i) the achievement of a specified closing or average closing price of Company common stock, (ii) the absolute or percentage increase in the closing or average closing price of Company common stock and/or one or more of the following measures of the Company's net income for such fiscal year determined in accordance with generally accepted accounting principles as consistently applied by the Company: (i) absolute net income or a percentage or absolute dollar increase in net income, (ii) earnings per share or a percentage or absolute dollar increase in earnings per share, or (iii) return on equity or a percentage or absolute dollar increase in return on equity. The Bonus Plan Committee may provide for various levels of bonus depending on relative performance toward a performance goal. The Bonus Plan Committee may establish multiple goals based on more than one measure, but any bonus payable must be based on the satisfaction of at least one goal. For fiscal 2002 there were three executive officers, Messrs. Richard Thalheimer and Jeffrey Forgan and Ms. Tracy Wan, selected for the Executive Bonus Plan. The performance goals established by the Committee for fiscal 2002 were achieved and therefore these executive officers were awarded bonuses for the year.

The annual bonuses for executive officers not included in the Executive Bonus Plan are earned on the basis of the Company's financial performance and the base salary, personal performance and level of responsibility of such executive officer. The specific amount paid to each of these executive officers is determined by the Company's Chief Executive Officer on the basis of personal performance and level of responsibility of each such executive officer, subject to the Committee's approval.

        Long-Term Stock-Based Incentive Compensation.    Generally, the Committee approves annual grants of stock options to each of the Company's executive officers under the Stock Option Plan. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term. The Committee may also grant certain performance-based stock options. The size of the option grant to each executive officer generally is designed to create a meaningful opportunity for stock ownership and is based upon the executive officer's current position with the Company, internal comparability considerations regarding option grants made to other executive officers of the Company, the executive officer's current level of performance, the executive officer's potential for future responsibility and promotion over the option term. The Committee also considers the number of vested and unvested options held by the executive officer at the time of the proposed grant in order to maintain an appropriate level of equity incentive for that individual. However, the Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

        CEO COMPENSATION.    The Compensation Committee determined the base salary of Mr. Thalheimer, the Company's Founder, Chief Executive Office and Chairman of the Board on the basis of his personal performance, level of responsibility, the financial performance of the Company and salary levels for comparable positions of other retailers. Mr. Thalheimer's base salary for the fiscal year ended January 31, 2003 was established at $850,000 and the base salary for fiscal year ending January 31, 2004 was established at $925,000. Mr. Thalheimer qualified for a bonus in fiscal year 2002 of $1,041,600 under the Executive Bonus Plan. The Committee has also established a split-dollar life insurance arrangement for Mr. Thalheimer. No premiums for the split-dollar life insurance are expected to be advanced in the future.

        CEO EMPLOYMENT AGREEMENT.    We entered into, and the Board approved, an employment agreement with Richard Thalheimer, the Company's Chief Executive Officer, effective as of October 21, 2002. The employment agreement provides that Mr. Thalheimer's employment will continue until terminated by us or by him, as set forth in the employment agreement. Under the terms of the employment agreement, Mr. Thalheimer's annual base salary is set at $850,000 and is to be reviewed annually by the Board. The employment agreement provides protection for Mr. Thalheimer if his employment is terminated without "Cause" or with "Good Reason," each as defined in the employment agreement, which, in the case of "Good Reason," includes any reason during the period beginning three months after a change of control and ending 12 months after the change of control. In the event of a termination without "Cause" or with "Good Reason," Mr. Thalheimer will be entitled to receive (i) a severance payment equal to a maximum of three times his highest annual base salary in the 36 months prior to his termination plus three times his average bonus paid for the immediately preceding three fiscal years (or target bonus for the year of termination, if higher), but in any event no less than $5,000,000 (as adjusted for inflation), with reductions in these amounts at and after age 71, (ii) full vesting in any and all stock options granted to him after the effective date of the employment agreement, with continued exercisability until the date the options would otherwise expire absent his termination, (iii) vested benefits under a Supplemental Executive Retirement Plan, or SERP, giving credit as if Mr. Thalheimer had been employed until age 70 and (iv) for a period of three years from the date of his termination, the full-time support of an administrative assistant and access to an office. If these payments are made in connection with a change of control and subject to excise tax, we will gross him up for the excise tax. If Mr. Thalheimer's employment is terminated as a result of his disability, he would be entitled to receive all of the benefits he would have been entitled to receive had he been terminated without "Cause" or with "Good Reason," other than an office and the support of an administrative assistant. If Mr. Thalheimer's employment is terminated as a result of his death, his estate would be entitled to receive the proceeds of a split-dollar life insurance agreement, or its economic equivalent, and full vesting and a one-year term to exercise all stock options granted after the effective date of the employment agreement and we would continue to provide health benefits for Mr. Thalheimer's surviving dependants.

        Under the terms of the SERP, upon Mr. Thalheimer's retirement at age 70, he is entitled to receive an annual retirement payment of $500,000 (as increased for inflation occurring after retirement), which may be paid either in the form of an annuity or a lump sum payment not in excess of $6.0 million. Mr. Thalheimer is also entitled to receive continued health benefits for the remainder of his life or, if the Company is unable to provide health coverage, a lump sum cash payment equal to the present value of the cost of such coverage after payment of any taxes due on such amount by Mr. Thalheimer. If Mr. Thalheimer's employment terminates before his 70th birthday for any reason other than death, he will be entitled to receive those benefits beginning on his 70th birthday, but in a reduced amount based on the percentage to which he has become vested at the time his employment terminates. If his employment is terminated without "Cause" or with "Good Reason," each as defined in his employment agreement, or in the event of a change of control of the Company, he will become fully vested in the benefits. If his employment terminates for any other reason, he will be vested in a percentage represented by his actual years of service with the Company divided by the 41 years of service he would have with the Company if he retired at age 70.

        TAX LIMITATION.    Under Section 162(m) of the Internal Revenue Code, the Company is not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation generally applies to compensation paid to the covered executive officers, except that certain performance-based compensation paid pursuant to a stockholder approved plan is exempt from the limitation. The Company's Stock Option Plan and its 2000 Incentive Plan are structured so that any compensation deemed paid to an executive officer in connection with the exercise price of option grants made under those plans will generally qualify as performance-based compensation that will not be subject to the $1 million limitation. The Executive Bonus Plan is also structured so that bonuses payable thereunder should qualify as performance based compensation that is exempt from the limitation. In authorizing the type and levels of other compensation payable to executive officers, the Committee considers, as one factor, the deductibility of that compensation, but may deem it appropriate to authorize compensation that is not deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. The Company deferred payment of a portion of Mr. Thalheimer's bonus for the fiscal year ending January 31, 2001 in order to avoid exceeding the limit.

        Submitted by the Company's Compensation Committee of the Board of Directors:

      Morton David, Chairman, Compensation Committee
      Gerald Napier, Member, Compensation Committee
      George James, Member, Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. No member of the Compensation Committee is a former or current officer or employee of the Company.

PERFORMANCE GRAPH

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS*
OF THE COMPANY, THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE RUSSELL 2000 INDEX AND THE NASDAQ RETAIL TRADE INDEX

        The following graph compares the yearly percentage changes in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Nasdaq Stock Market (U.S.) Index, the Russell 2000 Index and the Nasdaq Retail Trade Index during the five fiscal years ended January 31, 2003. The comparison assumes that $100 was invested on January 31, 1998 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

*
$100 INVESTED ON 01/31/98 IN STOCK OR INDEX—INCLUDING REINVESTMENT OF DIVIDENDS, FISCAL YEAR ENDING JANUARY 31.

        Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, none of the preceding Stock Performance Graph, Compensation Committee Report or Audit Committee Report is to be incorporated by reference into any of our prior filings under the securities laws, nor shall such graph or Audit Committee Report be incorporated by reference into any future filings made by us under those securities laws.

CERTAIN TRANSACTIONS

        There were no reportable transactions during fiscal 2002.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

        The firm of Deloitte & Touche LLP served as independent auditor for the Company for the fiscal year ended January 31, 2003. The Board of Directors has selected the firm to continue in this capacity for the current fiscal year. Accordingly, the Company is asking the stockholders to ratify the selection of Deloitte & Touche LLP as independent auditor.

        Although the selection of Deloitte & Touche LLP is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the selection of the independent auditor for the fiscal year ending January 31, 2004. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

        The Company anticipates that a representative of Deloitte & Touche LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to questions at the meeting.

  •
  Audit Fees

        The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the year ended January 31, 2003 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $364,238.

  •
  Financial Information Systems Design and Implementation Fees

        There were no fees paid to Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended January 31, 2003.

  •
  All Other Fees

        The aggregate fees billed by Deloitte for services rendered to the Company, other than services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended January 31, 2003 were $96,501.

        The Audit Committee has considered whether the provisions of services described in proceeding paragraphs is compatible with maintaining auditor independence.

        George James, Chairman, Audit Committee
        Gerald Napier, Member, Audit Committee
        Morton David, Member, Audit Committee

Recommendations of the Board of Directors

        The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending January 31, 2004.

STOCKHOLDER PROPOSALS

        Stockholder proposals intended to be considered for inclusion in the Company's Proxy Statement for the Annual Meeting of Stockholders to be held in 2004 must be received by the Company no later than January 8, 2004. The proposal must be mailed to the Company's principal executive offices at 650 Davis Street, San Francisco, California 94111. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission. If the Company is not notified of a stockholder proposal by March 24, 2004, then the proxy solicited by the Board of Directors for the 2004 Annual Meeting will confer discretionary authority to vote against the stockholder proposal.

OTHER BUSINESS

        The Board of Directors is not aware of any other matter which may be presented for action at the meeting. Should any other matter requiring a vote of the stockholders arise, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion on such matters.

BY ORDER OF THE BOARD OF DIRECTORS
RICHARD THALHEIMER Founder, Chairman of the Board, and Chief Executive Officer

May 8, 2003
San Francisco, California

			Please Mark Here for Address Change or Comments		☐
SEE REVERSE SIDE
1. Elections of Directors.
		2. Proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditor. (The Board of Directors recommends a vote FOR.)	FOR ☐	AGAINST ☐	ABSTAIN ☐
FOR all nominees listed (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournments or postponements thereof.
(INSTRUCTION: If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:		This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 in the discretion of the proxy holders, upon such other business as may properly come before the meeting and at any adjournments or postponements thereof.
Nominees:
01 Richard J. Thalheimer 02 Alan R. Thalheimer 03 Gerald Napier 04 Morton David 05 George James		PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature                                                                   Signature                                                                   Date:                                                  , 2003

Please sign exactly as name appears above. When shares are held jointly, every holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

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Internet http://www.eproxy.com/shrp		Telephone 1-800-435-6710		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

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you do NOT need to mail back your proxy card.

PROXY                                                                                                                                                   PROXY

SHARPER IMAGE CORPORATION
650 Davis Street, San Francisco, CA 94111

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard Thalheimer and Jeffrey Forgan, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Sharper Image Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Sharper Image Corporation to be held at the World Trade Club, One Ferry Plaza, San Francisco, California 94111 on Tuesday, June 3, 2003 at 10:00 a.m., and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat:

(Continued, and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 3, 2003
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS OF SHARPER IMAGE CORPORATION To Be Held June 3, 2003
VOTING RIGHTS
REVOCABILITY OF PROXIES
SOLICITATION OF PROXIES
PROPOSAL 1 ELECTION OF DIRECTORS
SECURITY OWNERSHIP
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934
ANNUAL REPORT
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE GRAPH COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS* OF THE COMPANY, THE NASDAQ STOCK MARKET (U.S.) INDEX, THE RUSSELL 2000 INDEX AND THE NASDAQ RETAIL TRADE INDEX
CERTAIN TRANSACTIONS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR
STOCKHOLDER PROPOSALS
OTHER BUSINESS